PERFORMANCE UNIT AWARD AGREEMENT PURSUANT TO THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN
The AES Corporation, a Delaware Corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”), and this Performance Unit Award Agreement (this “Agreement”), this Award of Performance Units (“Performance Units”), the value of which is related to and contingent upon the achievement of a predetermined performance targets (as set forth herein). Capitalized terms not otherwise defined herein shall each have the meaning assigned to them in the Plan.
1.This Award of Performance Units is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Target Number of Performance Units:

Target Value:

1.The Employee is hereby granted an Award of the total number of Performance Units (at target) set forth above. The Performance Units will be reflected in a book account by the Company during the Performance Period (as defined below). Contingent upon achieving or exceeding 90% or more of the Performance Target, the value of vested Performance Units, will be paid in cash in the calendar year following the completion of the Performance Period (the “Payment Date”), as soon as administratively practicable following the end of the Performance Period.
2.The “Performance Period” is the three-calendar year period beginning on January 1st in the year of grant and ending on and through December 31st in the second year following the year of the grant date.
3.Except as otherwise provided in this Agreement, this Award of Performance Units will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on December 31st in each year during the Performance Period (each a “Vesting Date”); provided, however, that if:
a.the Employee Separates from Service prior to the end of the Performance Period by reason of the Employee’s death or a Separation from Service on account of Disability, all Performance Units referenced in the chart above shall vest on such termination date and a cash amount equal to $1 for each Performance Unit shall be paid to the Employee on the date of Separation from Service (or as soon as practicable thereafter); provided, however, any payment due to the Employee by reason of a Separation from Service on account of Disability shall be delayed to the extent required by Section 14(k)(i) of the Plan;
b.if the Employee Separates from Service prior to the applicable Vesting Date by reason of Voluntary Separation from Service due to a Qualified Retirement (as defined below) or an Early Retirement (as defined below), all Performance Units that have not previously vested shall vest on the applicable Vesting Date(s) as if the Employee’s employment had continued until the final Vesting Date; and
c.(i) the Employee Separates from Service prior to the Payment Date by reason of a Separation from Service by the Company for Cause (as defined in the Plan and as may otherwise be determined by the Committee in its sole discretion for all purposes of this Agreement) or (ii) the Employee Separates from Service prior to the final Vesting Date by reason of a voluntary Separation from Service by the Employee (including any retirement other than a Qualified Retirement (as defined below) or an Early Retirement (as defined below), this Award of Performance Units (including any vested portion) will be forfeited in full and cancelled by the Company, and shall cease to be outstanding, upon such termination date; and
d.the Employee Separates from Service for any other reason, including on account of a Qualified Retirement, Early Retirement, by reason of death or Disability subsequent to the end of the Performance Period, or by reason of a Separation from Service by the Company (other than for cause, voluntarily by the Employee not as part of a Qualified Retirement, Early Retirement or due to death or Disability as provided in paragraphs 4(A) and 4(B)), the Employee will be eligible to receive the value of his or her vested Performance Units, as of the date of the Separation from Service, on the Payment Date in accordance with and subject to the terms set forth in paragraph 5 below.
For purposes of this Agreement, “Qualified Retirement” means a retirement approved in accordance with Company policy, in effect at the time of such retirement, of an Employee who is: (i) at least 60 years of age; and (ii) has at least seven years of service as an Employee.
For purposes of this Agreement, “Early Retirement” means a retirement approved in accordance with Company policy, in effect at the time of such retirement, of an Employee who is: (i) at least 57 years of age; and (ii) has at least 10 years of service as an Employee.
Any Performance Units that have not vested on or before the date that an Employee Separates from Service for any reason (other than by reason of death or Disability as provided in Paragraph 4(A) or Qualified Retirement or Early Retirement as provided in Paragraph 4(B)), (i) will not subsequently vest; and (ii) will be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate. In addition, the Employee’s right to receive the applicable Performance Unit value in respect of vested Performance Units that have not been forfeited will be paid on the Payment Date, if, and only if, all relevant performance conditions are met, in accordance with the terms and conditions of this Agreement and the Plan.
1.Each Performance Unit represents a right to receive the applicable Performance Unit value in the chart below, in cash on the Payment Date, if and only if, such Performance Unit (i) has not been forfeited prior to its Vesting Date and (ii) has vested in accordance with the terms of this Agreement.

The value of each Performance Unit will depend upon the Company’s actual Parent Free Cash Flow (“PFCF”) as defined below[1], over the Performance Period as compared to the performance target approved by the Committee and as follows:

Actual PFCF Over the Performance Period	Performance Unit Value
Below 90% of Performance Target =	USD $0.00
Equal to 90% of Performance Target =	USD $0.50

Equal to 100% of Performance Target =	USD $1.00
Equal to or greater than 110% of Performance Target =	USD $2.00

Between the PFCF levels listed above straight-line interpolation is used to determine the vesting percentage for the award. The maximum value of a Performance Unit is $2.00.
Notwithstanding the performance level achieved, the Committee may reduce or terminate the Performance Units altogether, but in no event may the Committee increase the value of a Performance Unit underlying this Award of Performance Units beyond the performance levels achieved.
1.Notwithstanding the foregoing, in the event of a (i) Change in Control (as defined below) and (ii) a Qualifying Event (as defined below) prior to the end of the Performance Period, if the Performance Units described herein have not already been previously forfeited or cancelled, such Performance Units shall become fully vested (for the total number of Performance Units set forth in paragraph 1) and payable in a cash amount equal to $1.00 for each Performance Unit and the Payment Date will occur contemporaneous with the Qualifying Event; provided, however, that in connection with a Change in Control, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.
a.Change in Control means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined in the Plan) of Persons (other than Management of the Company on the date of the most recent adoption of the Plan by the Company's stockholders or their Affiliates) shall have become the beneficial owner (as defined below) of more than 35% of the outstanding voting stock of the Company, (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group, including through the use of proxy access procedures as may be provided in the Company’s bylaws) cease to constitute a majority of the Board, or (iv) the consummation of a merger, consolidation, business combination or similar transaction involving the Company unless securities representing 65% or more of the then outstanding voting stock of the corporation resulting from such transaction are held subsequent to such transaction by the Person or Persons who were the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction. Notwithstanding the foregoing or any provision to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5). For purposes of this Agreement, “beneficial owner(s)” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.
b.Qualifying Event means the occurrence of one or more of the following events: (i) immediately upon the consummation of a Change in Control event, failure of the successor company in a Change in Control event to provide Substitute Awards that are substantially similar in both nature and terms (including having an equivalent realizable pre-tax value to the outstanding Awards assuming vesting and delivery at the consummation of the Change in Control); (ii) within two years of the consummation of a Change in Control event, an involuntary termination without Cause of the Employee; or (iii) within two years of the consummation of a Change in Control event, a Good Reason Termination (as defined in Section 6(C) below) by the Employee.
c.Good Reason Termination means, without an Employee’s written consent, the Separation from Service (for reasons other than death, Disability or Cause) by an Employee due to any of the following events occurring within two years of the consummation of a Change in Control: (i) the relocation of an Employee’s principal place of employment to a location that is more than 50 miles from the principal place of employment in effect immediately prior to such Change in Control; (ii) a material diminution in the duties or responsibilities of an Employee from those in place immediately prior to such Change in Control; or (iii) a material reduction in the base salary or annual incentive opportunity of an Employee from what was in place immediately prior to such Change in Control.
In order for an Employee to have a Good Reason Termination, (i) an Employee must notify the successor entity in writing, within ninety (90) days of the event constituting Good Reason of the Employee’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that an Employee notifies the successor entity in writing of the Employee’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the termination date must occur within sixty (60) days after expiration of the Notice Period.
1.Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203 (or as subsequently designated by the Company), attention of the Plan Administrator, or, if to the Employee, shall be delivered to the Employee, which may include electronic delivery, or mailed to his or her address as the same appears on the records of the Company.
2.All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will govern.
3.By accepting this Award of Performance Units, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of Performance Units, and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time. The Employee further acknowledges that the Plan and related documents, which may include the Plan prospectus, may be delivered electronically. Such means of delivery may include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other delivery determined at the Plan Administrator’s discretion. The Employee acknowledges that the Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if the Employee contacts the Human Resources department of the Company by telephone at (703) 682-6553 or by mail to 4300 Wilson Boulevard, Suite 1100, Arlington, Virginia 22203. The Employee further acknowledges that the Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.
4.This Award is intended to satisfy the requirements of Section 409A of the Code (or an exception thereto) and shall be administered, interpreted and construed accordingly. A payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timings and effectiveness of the payment of the Performance Units, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.
5.The Employee acknowledges that any income for federal, state or local income tax purposes that the Employee is required to recognize on account of the vesting of the Performance Units and/or payment in settlement of the Performance Units to the Employee shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, the Company shall mandatorily satisfy the Employee’s withholding tax obligations if any, by withholding from the payment in settlement of the Performance Units to be made to the Employee a sufficient amount to satisfy any withholding tax obligation.
6.Notwithstanding any other provisions in this Agreement, any Performance Units or other compensation (equity or cash) subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and claw back as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this Award and any other compensation paid or payable by the Company and recovery of such amounts relating thereto. By accepting this Award, Employee agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this Award or any other applicable compensatory amounts pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this Award or such other compensatory amounts from Employee’s accounts, or pending or future compensation or other grants.

7.Pursuant to regulations on personal data protection, the Company or persons engaged by the Company will process Employee’s personal information for the purposes of processing and administering this Agreement and Performance Units, and more generally to comply with legal obligations. The categories of personal information include the information provided by the Employee to the Company in connection with the award of a Performance Unit, if applicable, and that the Company has about the Employee in the ordinary course of business. In accordance with applicable law, the Employee may have the right to access, correct, amend and remove this personal information upon request to the Company. Questions concerning this notice or to exercise your personal data protection rights may be made by sending a request to the Legal Department of the Company at: 4300 Wilson Boulevard, Suite 1100, Arlington, VA 22203.

1.This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

Tish Mendoza
Executive Vice President and Chief Human Resources Officer

[1] Parent Free Cash Flow is defined as Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the parent company.